EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 2008 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in GenCorp Inc.’s Annual Report on Form 10-K for the year ended November 30, 2007.
We also consent to the incorporation by reference in this Registration Statement of our report dated June 27, 2008 relating to the financial statements, which appears in the Annual Report of the GenCorp Retirement Savings Plan on Form 11-K for the year ended December 31, 2007.
/s/ PricewaterhouseCoopers LLP
Sacramento, California
June 30, 2008